Exhibit 99.1

LIBERTY MEDIA REPORTS RESULTS FOR FULL YEAR AND FOURTH QUARTER 2009

Englewood, Colorado, February 25, 2010 — Liberty Media Corporation (“Liberty”) (NASDAQ: LCAPA, LCAPB, LINTA, LINTB, LSTZA, LSTZB) today reported fourth quarter and full year results for Liberty Capital group, Liberty Interactive group and Liberty Starz group.  Highlights include(1):

•                  Grew adjusted OIBDA(2) at QVC by 27% on revenue growth of 14%, respectively, for the quarter

•                  Increased adjusted OIBDA at Starz Entertainment by 28% in 2009

•                  Increased adjusted OIBDA and revenue at our eCommerce companies by 17% and 63%, respectively, in the quarter

•                  Saw the value of Liberty’s SIRIUS XM stake increase to $2.8 billion

•                  Introduced the Liberty Starz group tracking stock in November and repurchased 1.2% of outstanding shares through January, 2010

•                  Completed the sale of GSI Commerce and low-vote IAC shares in Q1 2010

“QVC’s management team did an extraordinary job and delivered impressive results,” stated Greg Maffei, Liberty President and CEO.  “Additionally, Starz, our eCommerce companies and SIRIUS XM all had strong operating performance.  We were also pleased to complete the LEI/DIRECTV transaction and commenced a stock buyback of our newest stock, Liberty Starz.”

“Separately, today we announced the change in attribution of certain assets and liabilities between Liberty Capital group and Liberty Interactive group.  We believe this reattribution further rationalizes Liberty’s capital structure and will provide increased flexibility for Liberty in the future.”  These changes are effective immediately and additional information can be found in a Current Report on Form 8-K filed with the SEC today.

LIBERTY INTERACTIVE GROUP — Liberty Interactive group’s revenue increased 14% to $2.7 billion in the fourth quarter and 3% to $8.3 billion for the year.  Adjusted OIBDA increased 29% to $556 million in the fourth quarter and 6% to $1.7 billion for the year, while operating income increased 76% and 15%, respectively.  The increase in revenue and adjusted OIBDA for the fourth quarter and the year was primarily due to favorable results at QVC and the eCommerce companies.

QVC

QVC’s consolidated revenue increased 14% in the fourth quarter to $2.4 billion and 1% to $7.4 billion for the year.  Adjusted OIBDA increased 27% to $530 million in the fourth quarter and 4% to $1.6 billion for the year, while operating income increased 40% and 7%, respectively.

“QVC’s fourth quarter results are outstanding,” stated Mike George, QVC President and CEO.  “We grew revenue and profitability at one of the highest rates in the last decade and are showing improving trends in all markets.  The fourth quarter was the first quarter since Q1 of 2008 when every country posted positive revenue growth in local currency.  We are also encouraged that our results show a balanced performance, with strong gains in top and bottom line results indicative that growth is due to both compelling, exclusive content as well as aggressive cost management.  In the fourth quarter we debuted our Isaac Mizrahi lifestyle brand along with several other leading brands and designers, and experienced the most successful Black Friday event in QVC history.  QVC’s global market position will be further strengthened in 2010 with the launch of QVC Italy and the implementation of our technology makeover including our global eCommerce platform, customer relationship and call center management platform and our multi-media infrastructure.”

With respect to QVC’s domestic business, revenue increased 13% in the fourth quarter to $1.7 billion and 2% for the year to $5.0 billion.  Adjusted OIBDA increased 32% to $371 million in the fourth quarter and 4% for the year to $1.1 billion.  For the quarter and the year, the mix of products shifted from the jewelry and apparel product areas to home and, to a lesser extent, the accessories product areas.  The average selling price for the fourth quarter increased 4% from $48.33 to $50.37 with the total number of units sold increasing 6% to 35.2 million from 33.2 million.  For the year, the average selling price increased 2% from $47.94 to $49.01 and the total number of units sold declined 3% to 108.7 million from 112.5 million.  Returns as a percent of domestic sales decreased to 16% from 18% for the fourth quarter and to 18% from 19% for the year due to the sales mix moving from jewelry and apparel to home products, which typically have a lower return rate.  QVC.com sales as a percentage of domestic sales increased from 28% to 31% for the quarter and from 25% to 29% for the year.  The domestic adjusted OIBDA margin(2) increased 306 basis points to 22% for the quarter and remained relatively consistent at 22% for the year.  The increase for the quarter was primarily due to a higher gross margin percentage resulting from more efficient warehouse operations and freight savings as well as favorable customer service expenses and the leverage of fixed costs.

QVC’s international revenue increased 15% in the fourth quarter to $751 million from $655 million including the impact of favorable exchange rates in the UK, Germany and Japan.  For the year, international revenue remained flat at $2.4 billion despite the unfavorable foreign currency exchange rates in the UK and Germany and including favorable exchange rates in Japan.  Excluding the effect of exchange rates, international revenue increased 6% in the UK, 8% in Germany and 4% in Japan in the fourth quarter and increased 2% in the UK, 3% in Germany and 1% in Japan for the year.  International adjusted OIBDA increased 19% to $159 million in the fourth quarter and 4% to $451 million for the year.  International adjusted OIBDA margins increased 70 basis points for the quarter and 80 basis points for the year due primarily to favorable gross margins.  The fourth quarter gross margin increased due primarily to favorable warehouse operations across each market and a reduction in realized inventory foreign exchange losses, particularly in the UK.  The gross margin increased for the year due primarily to lower warehouse costs and a favorable obsolescence provision across each market.  Excluding the impact of exchange rates, QVC’s international adjusted OIBDA increased 10% in the fourth quarter and 5% for the year.

QVC UK’s revenue grew 6% and 2% in local currency in the fourth quarter and for the year, respectively.  The UK’s average selling price in local currency increased 1% for the fourth quarter and 4% for the year and units sold increased 4% for the fourth quarter but declined 2% for the year.  QVC UK experienced a higher gross margin in the fourth quarter and the year due primarily to a favorable obsolescence provision, lower warehouse expenses and a reduction in realized inventory foreign exchange losses.

QVC Germany’s revenue grew 8% and 3% in local currency in the fourth quarter and for the year, respectively.  QVC Germany’s average selling price in local currency increased 3% for the fourth quarter and 4% for the year and units sold increased 5% for the fourth quarter but declined 1% for the year.  QVC Germany experienced a lower gross margin in an effort to move less productive inventory and an unfavorable obsolescence provision, partially offset by favorable warehouse costs.  For the year, Germany’s gross margin increased due to a favorable obsolescence provision and warehouse costs partially offset by a lower product margin.

QVC Japan’s revenue grew 4% and 1% in local currency in the fourth quarter and for the year, respectively.  QVC Japan achieved growth of 17% in units sold for the quarter and 9% for the year with the average selling price in local currency declining 12% and 7% for the fourth quarter and year, respectively.  For the fourth quarter, Japan experienced sales growth in accessories, apparel and health and beauty categories and declines in sales of jewelry and home products.  For the year, Japan experienced sales growth in the accessories, apparel and jewelry categories and declines in sales of home, health and beauty products.

QVC intends to launch its television programming in Italy in the fourth quarter of 2010.  Included in the international adjusted OIBDA results for the fourth quarter and the year ended December 31, 2009 are $2 million and $5 million, respectively, of costs related to the expected launch of the QVC Italy service.

QVC’s outstanding bank and bond debt was $4.0 billion at December 31, 2009.

eCommerce Businesses

In the aggregate, the eCommerce businesses revenue increased 17% to $281 million in the fourth quarter and 20% to $931 million for the year.  Adjusted OIBDA grew 63% to $31 million for the fourth quarter and 45% to $103 million for the year, while operating income increased to $16 million and $49 million, respectively    Included in the overall increase in revenue and adjusted OIBDA for 2009 is $62 million and $16 million, respectively, related to small acquisitions by our eCommerce companies in 2008.  Exclusive of the impact of acquisitions, eCommerce revenue and adjusted OIBDA increased organically 13% and 21%, respectively, for the year ended December 31, 2009.  Included in organic revenue and adjusted OIBDA growth is an increase of $15 million related to commission revenue earned when customers sign up for third-party on-line discount services.

Share Repurchases

There were no share repurchases of Liberty Interactive stock from November 2, 2009 through January 29, 2010.  Liberty has approximately $740 million remaining under its Liberty Interactive stock repurchase authorization.

The businesses and assets attributed to Liberty Interactive group are engaged in, or are ownership interests in companies that are engaged in, video and on-line commerce, and currently include Liberty’s subsidiaries QVC, Provide Commerce, Backcountry.com, Bodybuilding.com, BUYSEASONS, LOCKERZ and The Right Start, and its interests in IAC/InterActiveCorp, HSN, Live Nation, Tree.com, Interval Leisure Group, and Expedia.  Liberty has identified wholly-owned QVC as the principal operating segment of Liberty Interactive group.

LIBERTY STARZ GROUP — Liberty Starz group’s revenue increased 6% to $304 million in the fourth quarter and 7% to $1.2 billion for the year.  Adjusted OIBDA decreased 2% to $74 million for the quarter and increased 29% to $374 million for the year.  Operating income increased to $49 million in the fourth quarter from an operating loss of $1.2 billion.  For the year, operating income increased to $272 million from an operating loss of $1 billion for 2008.  The increase in revenue for both periods was due to growth at Starz Entertainment.  The decrease in adjusted OIBDA for the quarter was primarily due to increases in marketing and production costs at Starz Entertainment.  The operating loss in 2008 is largely due to a $1.2 billion impairment charge recorded by Starz Entertainment.

Starz Entertainment, LLC

Starz Entertainment’s revenue increased 5% in the fourth quarter to $300 million and 7% for the year to $1.2 billion.  The $82 million increase in 2009 revenue was due to a $31 million increase in rates, a $30 million increase resulting from growth in the average number of subscription units and a $21 million increase due to new products and services.  Adjusted OIBDA decreased 4% during the quarter to $78 million and increased 28% for the year to $384 million.  Operating income increased to $65 million in the fourth quarter from an operating loss of $1.1 billion.  For the year, operating income increased to $330 million from an operating loss of $1 billion. The operating loss in 2008 was largely due to the $1.2 billion impairment charge discussed above.  Starz experienced average subscription unit increases of 3%, and Encore’s average subscriptions were essentially flat in 2009.

Starz, LLC President and CEO Chris Albrecht said “With solid improvement in both revenue and adjusted OIBDA, Starz Entertainment posted strong results in 2009.  A decline in fourth quarter adjusted OIBDA was largely due to the marketing campaigns and production cost amortization associated with our two big dramatic series, Spartacus: Blood and Sand which premiered in January to the largest audiences ever for a Starz original, and Crash.”

Starz Entertainment’s operating expenses were relatively flat for the year.  Programming expenses are Starz Entertainment’s primary operating expense and comprised approximately 91% of the total for 2009.  Programming costs decreased from $629 million in 2008 to $615 million in 2009 due to a decrease in the percentage of first-run movie and original programming exhibitions and a lower effective rate for first-run movies, partially offset by an increase in amortization of production costs for original series.  The 2009 decrease in operating expense from programming expenses were offset by increases in the amortization and write-off of production costs related to the home video and international distribution of original programming and other operating expenses.

Share Repurchases

Since the introduction of Liberty Starz on November 19, 2009 through January 29, 2010, Liberty repurchased 643,000 shares of Series A Liberty Starz common stock at an average cost per share of $48.52 for total cash consideration of $31 million.  These repurchases represent 1.2% of the shares outstanding and Liberty has approximately $469 million remaining under its Liberty Starz stock repurchase authorization.

The businesses and assets attributed to Liberty Starz group are primarily engaged in, or are ownership interests in companies that are focused on video programming businesses and currently include Liberty’s subsidiaries Starz Entertainment and Liberty Sports Interactive.  Liberty has identified Starz Entertainment as the principal operating segment of Liberty Starz group.  For purposes of presentation, we treat the assets and businesses attributed to the Liberty Starz group as though they had been attributed to the group since January 1, 2009.

LIBERTY CAPITAL GROUP - Liberty Capital group’s revenue increased 18% to $154 million in the fourth quarter and 6% to $649 million for the year.  The adjusted OIBDA deficit decreased 29% to $76 million in the fourth quarter and 41% to $175 million for the year, while operating income increased 72% and 60%, respectively.  The increase in revenue for both periods was primarily due to revenue growth at Starz Media related to increases in theatrical, home video and television revenue from movies released by Overture Films.  The decrease in the adjusted OIBDA deficit for the year was primarily due the timing of revenue and expenses associated with films released by Overture Films and Starz animation.

Starz, LLC President and CEO Chris Albrecht said “Starz Media results improved in 2009 versus the prior year.   However, we recognize that Overture Films continues to face significant challenges and we are currently evaluating strategic alternatives for Overture.  While no final decisions have been made, we do not expect it to incur annual operating losses in the future of the same magnitude that it has experienced in recent years.”

Share Repurchases

From November 2, 2009 through January 29, 2010, Liberty repurchased 82,000 shares of Series A Liberty Capital common stock at an average cost per share of $22.94 for total cash consideration of $1.9 million.  Since the reclassification of Liberty Capital on March 4, 2008 through January 29, 2010, Liberty has repurchased 33.8 million shares at an average cost per share of $14.27 for total cash consideration of $482 million.  These repurchases represent 26.2% of the shares outstanding.  Liberty has approximately $117 million remaining under its Liberty Capital stock repurchase authorization.

The businesses and assets attributed to Liberty Capital group are all of Liberty’s businesses and assets other than those attributed to the Liberty Interactive group and Liberty Starz group and include its subsidiaries Starz Media, TruePosition, Atlanta National League Baseball Club (the owner of the Atlanta Braves), its interests in SIRIUS XM, and minority interests in Time Warner, Inc., Time Warner Cable, and Sprint Nextel.

FOOTNOTES

(1)          Liberty’s President and CEO, Gregory B. Maffei, will discuss these highlights and other matters in Liberty’s earnings conference call which will begin at 12:00 p.m. (ET) on February 25, 2010.  For information regarding how to access the call, please see “Important Notice” on page 10.

(2)          For a definition of adjusted OIBDA and applicable reconciliations and a definition of adjusted OIBDA margin, see the accompanying schedules.

NOTES

Liberty Media Corporation operates and owns interests in a broad range of video and on-line commerce, media, communications and entertainment businesses.  Those interests are currently attributed to three tracking stock groups: Liberty Interactive group, Liberty Starz group and Liberty Capital group.

Unless otherwise noted, the foregoing discussion compares financial information for the twelve months and three months ended December 31, 2009 to the same period in 2008.  Certain prior period amounts have been reclassified for comparability with the 2009 presentation.  During the fourth quarter of 2009, Liberty completed the split-off of Liberty Entertainment Inc. (LEI), and as such, the financial results of the businesses and assets of LEI have been excluded from all periods presented.

The following financial information is intended to supplement Liberty’s consolidated statements of operations to be included in its Form 10-K.

Fair Value of Public Holdings and Derivatives

(amounts in millions and include the value of derivatives)	September 30, 2009	December 31, 2009 (4)
InterActiveCorp	$688	461
InterActiveCorp Spin-Off Companies (1)	724	810
Expedia (1)	1,658	1,781
Other	179	235
Total Attributed Liberty Interactive Group	$3,249	3,287

Other	2	31
Total Attributed Liberty Starz Group	$2	31

SIRIUS XM Debt and Equity (2)	1,922	1,853
Non Strategic Public Holdings (3)	3,144	2,933
Total Attributed Liberty Capital Group	$5,066	4,786

(1)          Represents fair value of Liberty’s investments in the InterActiveCorp spin-off companies (HSN, Ticketmaster, Interval Leisure Group, and Tree.com), and Expedia.  In accordance with GAAP, Liberty accounts for these investments using the equity method of accounting and includes these investments in its consolidated balance sheet at their historical carrying values.

(2)          Represents the fair value of Liberty’s various debt and equity investments in SIRIUS XM.  The fair value of Liberty’s convertible preferred stock is calculated on an as-if-converted basis into common stock.   In accordance with GAAP, Liberty accounts for the convertible preferred stock using the equity method of accounting and includes this in its consolidated balance sheet at historical carrying value.

(3)          Represents Liberty’s non-strategic public holdings which are accounted for at fair value including any associated equity derivatives on such investments.  Also includes the liability associated with borrowed shares which totaled $865 million and $851 million on September 30, 2009, and December 31, 2009, respectively.

(4)          Does not reflect the change in attribution of certain assets and liabilities between the Liberty Capital group and the Liberty Interactive group announced on February 25, 2010.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	September 30, 2009	December 31, 2009 (5)
Cash Attributable to:
Liberty Interactive Group	816	884
Liberty Starz Group	540	794
Liberty Capital Group (1)	2,923	3,157
Total Liberty Consolidated Cash (GAAP)	4,279	4,835

Debt:
Senior Notes and Debentures (2)	1,594	1,594
Senior Exchangeable Debentures (4)	541	541
QVC Senior Notes (2)	1,000	1,000
QVC Bank Credit Facility	3,235	2,996
Other	190	188
Total Attributed Liberty Interactive Group Debt (3)	6,560	6,319
Less: Unamortized Discount	(25)	(25)
Less: Fair Market Value Adjustment	(240)	(221)
Total Attributed Liberty Interactive Group Debt (GAAP)	6,295	6,073

Other	49	48
Total Attributed Liberty Starz Group Debt (GAAP)	49	48

Senior Exchangeable Debentures (4)	2,561	2,561
Bank Credit Facility	750	750
Liberty Derivative Borrowing	1,155	838
Other	80	131
Total Attributed Liberty Capital Group Debt	4,546	4,280
Less: Fair Market Value Adjustment	(694)	(627)
Total Attributed Liberty Capital Group Debt (GAAP)	3,852	3,653

Total Consolidated Liberty Debt (GAAP)	10,196	9,774

(1)

Does not include $471 million and $465 million of restricted cash on September 30, 2009 and December 31, 2009, respectively, which is reflected in other long-term assets in Liberty’s condensed consolidated balance sheet.

(2)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount or fair market value adjustment.
(3)

Does not include $316 million in intergroup loans. Each of the Starz group and Capital group have an intergroup loan outstanding to the Interactive group in the amount of $158 million. Such loans (i) are secured by various public stocks attributed to the Interactive group, (ii) accrue interest quarterly at the rate of LIBOR plus 500 basis points and (iii) are due June 16, 2010.

(4)	Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.
(5)	Does not reflect the change in attribution of certain assets and liabilities between the Liberty Capital group and the Liberty Interactive group announced on February 25, 2010.

Total attributed Liberty Interactive group cash increased $68 million compared to September 30, 2009 primarily as a result of cash flow from QVC operations and the sale of IAC stock during the fourth quarter of 2009, partially offset by $239 million of debt paid down of the QVC credit facility and $97 million of intergroup loan repayment to each Liberty Starz and Liberty Capital.   Total attributed Liberty Interactive group debt decreased $241 million compared to September 30, 2009.

Total attributed Liberty Starz group cash increased $254 million compared to September 30, 2009 primarily due to cash received in connection with the LEI split-off, cash flow from Starz Entertainment operations and the repayment of a portion of the intergroup loan to Liberty Interactive.

Total attributed Liberty Capital group cash increased $234 million compared to September 30, 2009 primarily due to cash received upon the expiration of a certain equity derivative, the repayment of a portion of the intergroup loan to Liberty Interactive and borrowings at Starz Media, partially offset by the retirement of derivative borrowings.   Total attributed Liberty Capital group debt decreased $266 million due to the retirement of derivative borrowings mentioned above, partially offset by borrowings at Starz Media.

Important Notice: Liberty Media Corporation (Nasdaq: LCAPA, LCAPB, LINTA, LINTB, LSTZA, LSTZB,) President and CEO, Gregory B. Maffei will discuss Liberty’s earnings release in  a conference call which will begin at 12:00 noon (ET) on February 25, 2010.  The call can be accessed by dialing (800) 475-3716 or (719) 325-2450 at least 10 minutes prior to the start time.  Replays of the conference call can be accessed until 2:00 p.m. (ET) March 11, 2010, by dialing (719) 457-0820 or (888) 203-1112 plus the pass code 3160074#.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertymedia.com/events.  Links to this press release will also be available on the Liberty Media web site.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about, business strategies, market potential, future financial performance, new service and product launches and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory issues and continued access to capital on terms acceptable to Liberty Media. These forward looking statements speak only as of the date of this presentation, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  Please refer to the publicly filed documents of Liberty Media, including the most recent Form 10-K, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media’s business which may affect the statements made in this press release.

Contact:  Courtnee Ulrich (720) 875-5420

SUPPLEMENTAL INFORMATION

As a supplement to Liberty’s consolidated statements of operations, to be included in its Form 10-K, the following is a presentation of quarterly financial information and operating metrics on a stand-alone basis for the three largest privately held businesses (QVC, Starz Entertainment and Starz Media) owned by Liberty at December 31, 2009.

Please see below for the definition of adjusted OIBDA and a discussion of management’s use of this performance measure.  Schedule 2 to this press release provides a reconciliation of adjusted OIBDA for each identified entity to that entity’s operating income for the same period, as determined under GAAP.

QUARTERLY SUMMARY

(amounts in millions)	4Q08	1Q09	2Q09	3Q09	4Q09
Liberty Interactive Group
QVC
Revenue – Domestic	1,481	1,053	1,157	1,098	1,679
Revenue – International	655	540	527	569	751
Revenue – Total	2,136	1,593	1,684	1,667	2,430
Adjusted OIBDA – Domestic	282	222	277	244	371
Adjusted OIBDA – International	134	97	96	99	159
Adjusted OIBDA – Total	416	319	373	343	530
Operating Income	278	178	243	209	389
Gross Margin – Domestic	32.1%	34.2%	36.6%	34.8%	33.7%
Gross Margin – International	36.6%	37.0%	37.6%	36.9%	37.3%

Liberty Starz Group
Starz Entertainment
Revenue	285	296	296	301	300
Adjusted OIBDA	81	108	105	93	78
Operating Income (Loss)	(1,151)	95	92	78	65
Subscription Units – Starz	17.7	18.1	17.5	17.3	16.9
Subscription Units – Encore	31.7	31.9	31.5	30.7	30.6

Liberty Capital Group
Starz Media
Revenue	98	102	90	56	116
Adjusted OIBDA	(64)	5	17	(71)	(44)
Operating Income (Loss)	(260)	2	15	(73)	(44)

ANNUAL SUMMARY

(amounts in millions)	2008	2009
Liberty Interactive Group
QVC
Revenue – Domestic	4,911	4,987
Revenue – International	2,392	2,387
Revenue – Total	7,303	7,374
Adjusted OIBDA – Domestic	1,070	1,114
Adjusted OIBDA – International	432	451
Adjusted OIBDA – Total	1,502	1,565
Operating Income	956	1,019
Gross Margin – Domestic	34.8%	34.7%
Gross Margin – International	36.6%	37.2%

Liberty Starz Group
Starz Entertainment
Revenue	1,111	1,193
Adjusted OIBDA	301	384
Operating Income (Loss)	(975)	330

Liberty Capital Group
Starz Media
Revenue	321	364
Adjusted OIBDA	(189)	(93)
Operating Income (Loss)	(395)	(100)

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for each of Liberty’s tracking stock groups and each of QVC, Starz Entertainment and Starz Media together with a reconciliation to that group’s or entity’s operating income, as determined under GAAP.  Liberty defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation) and excludes from that definition depreciation and amortization and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.  Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure.  Liberty defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business’ ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty’s management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of adjusted OIBDA for each of Liberty Interactive group, Liberty Starz group, and Liberty Capital group to that group’s operating income calculated in accordance with GAAP for the three months ended December 31, 2008, March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009, respectively, and the years ended December 31, 2008 and 2009.

QUARTERLY SUMMARY

(amounts in millions)	4Q08	1Q09	2Q09	3Q09	4Q09
Liberty Interactive Group
Adjusted OIBDA	432	341	412	345	556
Depreciation and Amortization	(143)	(147)	(135)	(139)	(145)
Stock Compensation Expense	(7)	(10)	(11)	(12)	(14)
Impairment of Long-Lived Assets	(56)	—	—	—	—
Operating Income	226	184	266	194	397

Liberty Starz Group
Adjusted OIBDA	76	104	104	92	74
Depreciation and Amortization	(6)	(6)	(6)	(5)	(4)
Stock Compensation Expense	21	(17)	(23)	(20)	(16)
Impairment of Long-Lived Assets	(1,262)	—	—	—	(5)
Operating Income (Loss)	(1,171)	81	75	67	49

Liberty Capital Group
Adjusted OIBDA	(106)	(32)	4	(71)	(76)
Depreciation and Amortization	(23)	(20)	(22)	(20)	(17)
Stock Compensation Expense	3	(1)	(1)	(3)	—
Impairment of Long-Lived Assets	(217)	—	—	—	(4)
Operating Loss	(343)	(53)	(19)	(94)	(97)

ANNUAL SUMMARY

(amounts in millions)	2008	2009
Liberty Interactive Group
Adjusted OIBDA	1,555	1,654
Depreciation and Amortization	(561)	(566)
Stock Compensation Expense	(32)	(47)
Impairment of Long-Lived Assets	(56)	—
Operating Income	906	1,041

Liberty Starz Group
Adjusted OIBDA	290	374
Depreciation and Amortization	(26)	(21)
Stock Compensation Expense	(15)	(76)
Impairment of Long-Lived Assets	(1,262)	(5)
Operating Income (Loss)	(1,013)	272

Liberty Capital Group
Adjusted OIBDA	(297)	(175)
Depreciation and Amortization	(101)	(79)
Stock Compensation Expense	(2)	(5)
Impairment of Long-Lived Assets	(251)	(4)
Operating Loss	(651)	(263)

The following table provides a reconciliation of adjusted OIBDA to earnings from continuing operations before income taxes and minority interest for the years ended December 31, 2008 and 2009, respectively.

ANNUAL SUMMARY

(amounts in millions)	2008	2009
Liberty Interactive Group	$1,555	1,654
Liberty Starz Group	290	374
Liberty Capital Group	(297)	(175)
Consolidated adjusted OIBDA	$1,548	1,853

Consolidated segment adjusted OIBDA	$1,548	1,853
Stock-based compensation	(49)	(128)
Depreciation and amortization	(688)	(666)
Impairment of long-lived assets	(1,569)	(9)
Interest expense	(667)	(628)
Share of earnings (losses) of affiliates	(1,263)	(58)
Realized and unrealized gains (losses) on derivative instruments, net	(260)	(155)
Gains on dispositions, net	15	284
Other than temporary declines in fair value of investments	(441)	(9)
Other, net	343	137
Earnings (loss) from continuing operations before income taxes and minority interest	$(3,031)	621

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC, Starz Entertainment and Starz Media to that entity’s operating income calculated in accordance with GAAP for the three months ended December 31, 2008, March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009, and the years ended December 31, 2008 and 2009, respectively.

QUARTERLY SUMMARY

(amounts in millions)	4Q08	1Q09	2Q09	3Q09	4Q09
Liberty Interactive Group
QVC
Adjusted OIBDA	416	319	373	343	530
Depreciation and Amortization	(135)	(137)	(127)	(130)	(134)
Stock Compensation Expense	(3)	(4)	(3)	(4)	(7)
Operating Income	278	178	243	209	389

eCommerce Businesses
Adjusted OIBDA	19	25	42	5	31
Depreciation and Amortization	(9)	(9)	(9)	(9)	(11)
Stock Compensation Expense	(3)	(4)	(4)	(4)	(4)
Impairment of Long-Lived Assets	(56)	—	—	—	—
Operating Income (Loss)	(49)	12	29	(8)	16

Liberty Starz Group
Starz Entertainment
Adjusted OIBDA	81	108	105	93	78
Depreciation and Amortization	(5)	(4)	(5)	(3)	(4)
Stock Compensation Expense	12	(9)	(8)	(12)	(9)
Impairment of Long-Lived Assets	(1,239)	—	—	—	—
Operating Income (Loss)	(1,151)	95	92	78	65

Liberty Capital Group
Starz Media
Adjusted OIBDA	(64)	5	17	(71)	(44)
Depreciation and Amortization	(3)	(3)	(3)	(2)	(1)
Stock Compensation Expense	(1)	—	1	—	1
Impairment of Long-Lived Assets	(192)	—	—	—	—
Operating Income (Loss)	(260)	2	15	(73)	(44)

ANNUAL SUMMARY

(amounts in millions)	2008	2009
Liberty Interactive Group
QVC
Adjusted OIBDA	1,502	1,565
Depreciation and Amortization	(531)	(528)
Stock Compensation Expense	(15)	(18)
Operating Income	956	1,019

eCommerce Businesses
Adjusted OIBDA	71	103
Depreciation and Amortization	(30)	(38)
Stock Compensation Expense	(14)	(16)
Impairment of Long-Lived Assets	(56)	—
Operating Income (Loss)	(29)	49

Liberty Starz Group
Starz Entertainment
Adjusted OIBDA	301	384
Depreciation and Amortization	(18)	(16)
Stock Compensation Expense	(19)	(38)
Impairment of long-lived assets	(1,239)	—
Operating Income (Loss)	(975)	(330)

Liberty Capital Group
Starz Media
Adjusted OIBDA	(189)	(93)
Depreciation and Amortization	(12)	(9)
Stock Compensation Expense	(2)	2
Impairment of long-lived assets	(192)	—
Operating (Loss)	(395)	(100)